FIRST AMENDMENT TO
              PURCHASE AGREEMENT FOR BRITTANY DOWNS APARTMENTS

    THIS FIRST AMENDMENT ("Amendment") is made and entered into as of December 22, 1994, by and between CARLYLE/BRITTANY DOWNS ASSOCIATES, an Illinois general partnership ("Seller"). GRAOCH ASSOCIATES #19 LIMITED PARTNERSHIP, a Washington limited partnership ("Graoch 19") and GRAOCH ASSOCIATES #20 LIMITED PARTNERSHIP, a Washington limited partnership ("Graoch 20").

    WHEREAS Seller and Graoch 20 previously enterred into that certain Purchase Agreement, dated as of November 16, 1994, as amended (the "Agreement"), relating to the purchase and sale of certain real property known as Phase I and Phase II of the Brittany Downs Apartments ("Phase I" and "Phase II" respectively) and as legally described on Exhibit A attached hereto (collectively, the "Project");

    WHEREAS the Buyer has requested that, in order to comply with relevant financing requirements, each phase of the Project be separately sold to a different single-asset buyer, and the Seller is willing to cooperate in connection therewith as hereinafter set forth; and

    WHEREAS the parties desire to amend the Agreement to provide that Phase I shall be purchased by Graoch 19 and Phase II shall be purchased by Graoch 20 on the following terms and conditions;

    THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the undersigned hereby agree to the following amendments to the Agreement:

    1. The term "Buyer" as defined in the Agreement shall collectively mean Graoch 19 and Graoch 20, jointly and severally. Graoch 19 hereby assumes certain obligations of Buyer under the Agreement, and certain rights of the Buyer under the Agreement are hereby assigned to Graoch 19, in accordance with the following terms.

    2.   Section 1 of the Agreement is amended to provide that (1) Graoch
19 shall purchase, and the Seller shall sell to Graoch 19, the Phase I
Land, those Improvements located thereon, and all portions of the Property which relates to the ownership or operation of the Project on Phase I (collectively, the "Phase I Property"), and (ii) Graoch 20 shall purchase, and the Seller shall sell to Graoch 20, the Phase II Land, those improvements located thereon, and all portions of the Property which relate to the ownership or operation of the Project on Phase II (collectively, the "Phase II Property"). On or before Closing, segregated descriptions of each component of property comprising the Property, and separate conveyance documentation, as necessary to permit Graoch 19 to purchase the Phase I Property and Graoch 20 to purchase the Phase II Property, (including without limitation, segregated Personal Property liens, Contract liens, Owner's Policies, Deeds, Assignment and Assumption Agreements, Phase I and Phase II Bond Assignment and Assumption Agreements and Closing
Certificates) shall be prepared anddelivered. Buyer shall have the right to obtain separate updated Title Commitments and Updated Surveys at its sole cost and expense. Any additional costs (i.e., costs in excess of that which would have been incurred had the Agreement not been amended to separate the transactions as contemplated herein), including additional title costs, shall be borne by Graoch 19 and Graoch 20.

    3. Section 2 of the Agreement is amended to provide that the Purchase Price shall consist of: $9,190,000 to be paid by Graoch 19 for the purchase of the Phase I Property, and $9,190,000 to be paid by Graoch 20 for the purchase of the Phase II Property.

    4. Section 3.A. of the Agreement is amended to provide that the Initial Escrow Deposit (the timely deposit of which is acknowledged by Seller) shall be divided into two separate escrow accounts, one of which shall continue a separate deposit under the Agreement to be credited at Closing against the purchase of the Phase I Property, and the other shall constitute a separate deposit under the Agreement to be credited at Closing against the purchase of the Phase II Property. In addition, the Additional Escrow Deposit shall be paid in the sum of $125,000 by Graoch 19 as a deposit against the purchase of the Phase I Property, and in the sum of $125,000 by Graoch 20 as a deposit against the purchase of the Phase II Property. Notwithstanding anything to the contrary contained herein, if Seller shall be entitled to either deposit (as so separated), then Seller shall be entitled to both deposits (whether the other buying entity shall be in default or not), it being understood and agreed that the default by one of the buying entitles shall constitute the default of both.

    5. Section 3.B of the Agreement is amended to provide that, in partial payment of that portion of the Purchase Price pertaining to Phase I, Graoch 19 shall assume at Closing the obligations of the Seller under the Phase I Bond Documents pursuant to the Phase I Bond Assignment and Assumption Agreement. Section 3.C of the Agreement is amended to provide that, in partial payment of that portion of the Purchase Price pertaining to Phase II, Graoch 20 shall assume at Closing the obligations of the Seller under the Phase II Bond Documents pursuant to the Phase II Bond Assignment and Assumption Agreement.

    6. Section 3.D of the Agreement is amended to provide that the Closing Payment shall consist of (i) the $2,210,000 balance of the Purchase Price for the Phase I Property (i.e., the $9,190,000 Phase I Purchase Price minus the $6,980,000 Outstanding Phase I Bond Amount), to be paid by Graoch 19: and (ii) the $1,830,000 balance of the Purchase Price for the Phase II Property (i.e., the $9,190,000 Phase II Purchase Price minus the $7,360,000 Outstanding Phase II Bond Amount), to be paid by Graoch 20, with both such amounts appropriately adjusted by application of the Escrow Deposit and the prorations and credits specified in the Agreement, as applicable to each Phase separately.

    7.    Section 4 of the Agreement is amended to add the following:
"The simultaneous closing of the purchase and sale of the phase I Property by Seller to Graoch 19 shall be a condition precedent to the obligations of the Seller to sell and Graoch 20 to buy the Phase II Property. The simultaneous closing of the purchase and sale of the Phase II Property by Seller to Graoch 20 shall be a condition precedent to the obligations of the Seller to sell and Graoch 19 to buy the Phase I Property."

    8. Section 4.A.2 of the Agreement is amended to provide that the Phase I Bond Documents shall be Permitted Exceptions only with respect to the Owner's Policy related to Phase I, and the Phase II Bond Documents shall be Permitted Exceptions only with respect to the Owner's Policy related to Phase II.

    9. The last sentence of the first paragraph of Section 5 of the Agreement is amended to read, in its entirety, as follows: "As used herein, "Closing Date" means January 4, 1994.

    10. Section 5.C of the Agreement is amended be replacing all reference to endorsement nos. 100 and 100.20" with the phase "endorsement no. 130 and 116.1;" provided that the foregoing amendment shall not result in any increase in the charges to the Seller under the Agreement.

    11. Section 5.D of the Agreement is amended to provide that all prorations shall calculated separately for Phase I Property and Phase II Property.

    12. Notwithstanding any terms herein to the contrary, the parties agree that this amendment is not intended to, and shall not be constituted to, modify the limitation on the aggregate liability of Seller imposed by
Section 10.B(1) of the Agreement.

    13. The undersigned parties agree to all such additional amendments to the Agreement that are reasonable necessary to implement the separation of the transaction contemplated herein into a purchase by Graoch 19 of the Phase I Property, and a purchase by Graoch 20 of the Phase II Property, subject to and in the manner contemplated herein.

    14. In consideration of the facts (i) that Graoch 19 and Graoch 20 have identical ownership and capital structure, (ii) that the closing of the purchase by Graoch 19 of the Phase I Property, and the purchase by Graoch 20 of the Phase II Property, is each conditioned on the simultaneous closing of the other, and (iii) that such closings may require the grant of one or more blanket encumbrances on both the Phase I Property and the Phase II Property in favor of a lender funding a portion of the transaction related to only one such Phase, Graoch 19 and Graoch 20 agree that, at the discretion of the general partner, Graoch 19 and/or Graoch 20 may grant a security interest in all or any part of such partnership's property for the benefit of the other partnership, as necessary to facilitate the closings contemplated under the Agreement as amended herein; provided that such partnership shall indemnify, defend and hold the other partnership harmless from and against all costs, expenses, claims and liabilities incurred in connection with such pledging of property for the benefit of the other partnership. The provision of this Section 14 are between Graoch 19 and Graoch 20, and Seller is not to be concerned with, or be deemed a party to, such provisions.

    15. Unless indicated otherwise herein, all undefined capitalized terms used in this Amendment shall have the meaning described to them in the Agreement. Except as expressly amended herein, all terms and conditions of the Agreement remain in full force and effect, without modification. This Amendment may be executed in any number of counterparts, by original or facsimile signature, and each counterpart shall constituted an original instrument (whether or not all parties have executed any one counterpart), but all such separate counterparts shall constitute one and the same instrument.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the date and year first written above.

CARLYLE/BRITTANY DOWNS                     GRAOCH ASSOCIATES #19 LIMITED
ASSOCIATES, an Illinois limited           PARTNERSHIP, a Washington limited
partnership                                    partnership

By: Carlyle Real Estate Limited            By:BDA ASSOCIATES, L.P., a
    Partnership -XIV, an Illinois              Washington limited
    limited partnership,                        partnership,
    General Partner                             General Partner

By: JMB Realty Corporation, a Delaware
    corporation, General Partner           By:10425 SALES ROAD ASSOCIATES,
                                           INC., a Washington corporation,
                                               General Partner
    By:
    Name:
    Title:                                 By:
                                                  Gary M. Gray, President
                                           GRAOCH 20:

                                           GRAOCH ASSOCIATES #20 LIMITED
                                           PARTNERSHIP, a Washington
                                           limited partnership

                                           By:BDA ASSOCIATES, L.P., a
                                               Washington limited
                                               partnership,
                                               General Partner

                                    By:    10425 SALES ROAD ASSOCIATES,
                                           INC., a Washington corporation,
                                               General Partner

                                           By:
                                              Gary M. Gray, President